Exhibit 9(b)(xi)

                                LETTER AGREEMENT

                           SSgA Aggressive Equity Fund

                            Administration Agreement



September 1, 1998


Frank Russell Investment Management Company
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Administration Agreement between the SSgA Funds and Frank Russell Investment Management Company, dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating a new series to be named SSgA Aggressive Equity Fund (the "Fund"), and that the SSgA Funds desire Frank Russell Investment Management Company to serve as Administrator with respect to the Fund pursuant to the terms and conditions of the Administration Agreement. The Administrator to the Fund will charge a fee for its services to the Funds as determined by the currently effective Administration Agreement.

Notwithstanding anything to the contrary in Paragraph 11(b), the initial term of the Administration Agreement with respect to the Fund shall be until April 12, 1999.

Please acknowledge your acceptance of acting as Administrator to the Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
    -------------------------------
    Lynn L. Anderson
    President


ACKNOWLEDGED AND ACCEPTED
-------------------------

Frank Russell Investment Management Company


By: /s/ J. David Griswold
   --------------------------------
    J. David Griswold
    Associate General Counsel
     and Assistant Secretary